CNX RESOURCES CORPORATION
AMENDED AND RESTATED EQUITY AND INCENTIVE COMPENSATION PLAN

PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT

This Performance-Based Restricted Stock Unit Award Agreement (this “Agreement”) is dated as of the grant date (the “Grant Date”) set forth on Exhibit A and is between CNX Resources Corporation, a Delaware corporation (the “Company”), and the individual to whom the Compensation Committee of the Board of Directors (the “Committee”) of the Company has made this Performance Award and whose name is set forth on Exhibit A (the “Participant”).
The Company has established the CNX Resources Corporation Amended and Restated Equity and Incentive Compensation Plan (the “Plan”) to promote the interests of the Company and its shareholders by (i) attracting and retaining Eligible Directors, officers and other employees of the Company and its Affiliates, and certain Consultants to the Company and its Affiliates; (ii) motivating such individuals by means of performance-related incentives to achieve long-range performance goals; and (iii) enabling such individuals to participate in the long-term growth and financial success of the Company. Unless the context otherwise requires, all capitalized terms not otherwise defined in this Agreement have the same meaning given such capitalized terms in the Plan.
Pursuant to the provisions of the Plan, the Committee has full power and authority to direct the execution and delivery of this Agreement in the name and on behalf of the Company, and has authorized the execution and delivery of this Agreement.
Agreement

1.PRSU Award. Subject to and pursuant to all terms and conditions stated in this Agreement and in the Plan, as of the Grant Date, the Company hereby grants a Performance Award to the Participant in the form of performance-based Restricted Stock Units (the “PRSUs”) with the target number set forth on Exhibit A. Such target number consists of three tranches (each, a “Tranche”), with (a) the first such Tranche consisting of one-third of the target PRSUs, rounded down to the nearest whole PRSU (the “Year 1 PRSUs”), (b) the second such Tranche consisting of one-third of the target PRSUs, rounded down to the nearest whole PRSU (the “Year 2 PRSUs”), and (c) the third such Tranche consisting of the remainder of the target PRSUs (the “Year 3 PRSUs”). Each PRSU awarded under this Agreement shall represent a contingent right to receive one share of the Company’s common stock as described more fully herein, to the extent such PRSU is earned and becomes payable pursuant to the terms of this Agreement. Notwithstanding, PRSUs as initially awarded have no independent economic value, but rather are mere units of measurement used for purposes of calculating the value of benefits, if any, to be paid under this Agreement.
2.Applicable Performance Period. The “Applicable Performance Period” means the performance period applicable to a Tranche of PRSUs as set forth on Exhibit A.
3.Performance Goals of the PRSUs. Subject to the provisions of this Agreement, each Tranche of the PRSUs awarded to Participant will be earned if the performance measures set by and on file with the Committee with respect to such Tranche (in each case, the “Applicable Performance Goals”) are satisfied; provided, however, that the Committee has sole discretion to determine whether the Applicable Performance Goals, as defined, are met, and provided, further, that each Tranche will only become payable, except as otherwise provided herein or in another agreement between the Participant and the Company, if the Participant remains an employee of the Company and its subsidiaries through the

Applicable Payment Date or the CiC Payment Date, as applicable, for such Tranche. As a condition to receiving this Award, Participant agrees that all determinations made by the Committee are final and conclusive.
4.Issuance and Distribution.
4.1After the end of each Applicable Performance Period and prior to the commencement of the payment of Shares relating to the applicable Tranche of the PRSUs (but no later than 2 ½ months following the end of the Applicable Performance Period), the Committee shall certify in writing the extent to which the Applicable Performance Goals for the applicable Tranche of the Award and any other material terms of this Agreement with respect to such Tranche have been achieved. For purposes of this provision, and for so long as the Code permits, the approved minutes of the Committee meeting in which the certification is made may be treated as written certification.
4.2Subject to the terms and conditions of this Agreement, each Tranche of PRSUs earned by the Participant (to the extent not previously settled) will be settled and paid in shares of the Company’s common stock in the first calendar year immediately following the end of the Applicable Performance Period on a date determined in the Committee’s discretion, but in no event later than March 15th of such year, subject to Participant’s satisfaction of all applicable income and employment withholding taxes (the “Applicable Payment Date”).
4.3Notwithstanding any other provision of this Agreement, in the event of a Change in Control, as defined in Section 16 of the Plan, the Applicable Performance Goals for any Tranche of the PRSUs for which the Applicable Performance Period has not ended will be deemed to have been satisfied, and the value of such Tranche or Tranches of PRSUs will be settled (to the extent not previously settled), on the closing date of the Change in Control transaction (the “CiC Payment Date”); provided, further, in the event of a Change in Control, PRSUs may, in the Committee’s discretion, be settled in cash and/or securities or other property.1
4.4The Participant is required to hold, and not sell, transfer or otherwise dispose of fifty percent (50%) of the shares issued to the Participant following the vesting of each Tranche of the PRSUs (after accounting for the payment of any related taxes in connection with the vesting of the PRSUs) until the earlier of (i) ten (10) years from the Grant Date; or (ii) the Participant’s attainment of age sixty-two (62).
4.5Notwithstanding any other provision of this Agreement, settlement will occur in all events within the short-term deferral period specified in Treas. Reg. Section 1.409A-1(b)(4).
5.Dividends. Each PRSU will be cumulatively credited with dividends that are paid on the Company’s common stock in the form of additional performance-based Restricted Stock Units. These additional performance-based Restricted Stock Units shall be deemed to have been purchased on the record date for the dividend using the closing stock price per share of the Company’s common stock as reported in The Wall Street Journal and shall be subject to all the same conditions and restrictions as provided in this Agreement applicable to the PRSUs to which they relate.
6.Change in Participant’s Status. In the event the Participant Separates from Service (i) on or after the date the Participant has reached the age of 50 with 20 or more years of continuous service to the Company and its Affiliates, other than an involuntary termination by the Company for Cause, (ii) on
1 For the avoidance of doubt, the sale of any Affiliate of the Company shall not constitute a Change in Control for purposes of this Agreement.

account of death or Disability, or (iii) by action taken by the Company (including any Affiliate) without Cause and after a decision by the Committee, in its sole and absolute discretion, that such Separation from Service without Cause qualifies for special vesting treatment hereunder (a “Qualifying Separation from Service without Cause”), prior to any Applicable Payment Date or the CiC Payment Date, as applicable, the Participant shall be entitled to retain the PRSUs and receive payment therefore to the extent earned and payable pursuant to the provisions of this Agreement. Except as otherwise provided herein or in another agreement between the Participant and the Company, in the event the Participant Separates from Service for any other reason, including, but not limited to, by the Participant voluntarily, or by the Company (including any Affiliate) with Cause or without Cause (other than in connection with a Qualifying Separation of Service without Cause), prior to any Applicable Payment Date or the CiC Payment Date, as applicable, the PRSUs awarded to the Participant shall be cancelled and forfeited, whether payable or not, without payment by the Company or any Affiliate. Any payments due a deceased Participant shall be paid to his or her estate as provided herein after the end of the Performance Period.
7.Tax Consequences/Withholding.
7.1It is intended that: (i) the Participant’s PRSUs shall be considered to be subject to a substantial risk of forfeiture in accordance with those terms as defined in Sections 409A and 3121(v)(2) of the Code; and (ii) the Participant shall have merely an unfunded, unsecured promise to be paid a benefit, and such unfunded promise shall not consist of a transfer of “property” within the meaning of Code Section 83.
7.2Participant acknowledges that any income for federal, state, local or foreign tax purposes, including payroll taxes, that the Participant is required to recognize on account of the vesting of the PRSUs and/or issuance of the Shares under this Award to Participant shall be subject to withholding of tax by the Company. Participant must pay all applicable taxes when due. The Company will automatically withhold from the total number of Shares deliverable to Participant upon the applicable payment date, the number of Shares having a Fair Market Value equal to the minimum statutory tax withholding requirements (or as otherwise approved by the Board or the Committee) as determined in accordance with the Plan. In the event of any remaining tax balance, Participant will be required to deliver a check for that amount payable to the Company before the Shares are deposited into Participant’s plan account.
7.3This Agreement is intended to comply with, or be excepted from coverage under, Section 409A of the Code and the regulations promulgated thereunder and shall be administered, interpreted and construed accordingly. Notwithstanding any provision of this Agreement to the contrary, if any benefit provided under this Agreement is subject to the provisions of Section 409A of the Code and the regulations issued thereunder (and not excepted therefrom), the provisions of the Agreement shall be administered, interpreted and construed in a manner necessary to comply with Section 409A of the Code (or disregarded to the extent such provision cannot be so administered, interpreted, or construed). Notwithstanding, Section 409A of the Code may impose upon the Participant certain taxes or other charges for which the Participant is and shall remain solely responsible, and nothing contained in this Agreement or the Plan shall be construed to obligate any member of the Committee or Board, the Company or any Affiliate (or its employees, officers or directors) for any such taxes or other charges.
8.Non-Competition.
8.1The Participant hereby agrees that this Section 8 is reasonable and necessary in order to protect the legitimate business interests and goodwill of the Company, including the Company’s trade secrets, valuable confidential business and professional information, substantial relationships with prospective and existing customers and clients, and specialized training provided to the Participant and other employees of the Company. The Participant acknowledges and recognizes the highly competitive nature of the business of the Company and its Affiliates and accordingly agrees that during the term of Participant’s employment and for a period of two (2) years after the termination thereof (the “Restriction Period”):
(a)The Participant will not directly or indirectly engage in any business substantially similar to any line of business conducted by the Company or any of its Affiliates, including, but not limited to, where such engagement is as an officer, director, proprietor, employee, partner, investor (other than as a holder of less than 1% of the outstanding capital stock of a publicly traded corporation), consultant, advisor, agent or sales representative, in any geographic region in which the Company or any of its Affiliates conducted business;
(b)The Participant will not contact, solicit, perform services for, or accept business from any customer or prospective customer of the Company or any of its Affiliates;
(c)The Participant will not directly or indirectly induce any employee of the Company or any of its Affiliates to: (1) engage in any activity or conduct which is prohibited pursuant to subparagraph 8.1(a); or (2) terminate such employee’s employment with the Company or any of its Affiliates. Moreover, the Participant will not directly or indirectly employ or offer employment (in connection with any business substantially similar to any line of business conducted by the Company or any of its Affiliates) to any person who was employed by the Company or any of its Affiliates unless such person shall have ceased to be employed by the Company or any of its Affiliates for a period of at least 12 months; and
(d)The Participant will not directly or indirectly assist others in engaging in any of the activities, which are prohibited under subparagraphs (a) — (c) above.
Notwithstanding the foregoing, if the Restriction Period set forth herein is shorter in duration following Participant’s termination of employment with the Company and its Affiliates than in any other prior Award Agreement, the Restriction Period set forth herein shall be the Restriction Period for all such prior Award Agreements and related Awards. Similarly, if the Restriction Period is longer in this Agreement than in prior Award Agreements, the Restriction Period set forth in such prior Award Agreements and related Awards shall be amended hereby and have the same applicable Restriction Period following Participant’s termination of employment with the Company and its Affiliates as set forth herein (and the Participant shall be deemed to have consented to such amendment by executing this Agreement).
8.2It is expressly understood and agreed that although the Participant and the Company consider the restrictions contained in this Section 8 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against the Participant, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable against such Participant. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein. The restrictive covenants set forth in this Section 8 shall be extended by any amount of time that the Participant is in breach of such covenants, such that the Company receives the full benefit of the time duration set forth above.

9.Confidential Information and Trade Secrets. The Participant and the Company agree that certain materials, including, but not limited to, information, data and other materials relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans or the business and affairs of the Company and its Affiliates, constitute proprietary confidential information and trade secrets. Accordingly, the Participant will not at any time during or after the Participant’s employment with the Company (including any Affiliate) disclose or use for such Participant’s own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Company and any of its Affiliates, any proprietary confidential information or trade secrets, provided that the foregoing shall not apply to information which is not unique to the Company or any of its Affiliates or which is generally known to the industry or the public other than as a result of such Participant’s breach of this covenant. The Participant agrees that upon termination of employment with the Company (including any Affiliate) for any reason, the Participant will immediately return to the Company all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, which in any way relate to the business of the Company and its Affiliates, except that the Participant may retain personal notes, notebooks and diaries. The Participant further agrees that the Participant will not retain or use for the Participant’s own account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company or any of its Affiliates.
10.Notwithstanding anything contained herein to the contrary, this Agreement shall not prohibit disclosure of proprietary confidential information if (i) it is required by law or by a court of competent jurisdiction or (ii) it is in connection with any judicial, arbitration, dispute resolution or other legal proceeding in which your legal rights and obligations as an employee or under this Agreement are at issue; provided, however, that you shall, to the extent practicable and lawful in any such event, give prior notice to the Company of your intent to disclose proprietary confidential information so as to allow the Company an opportunity (which you shall not oppose) to obtain such protective orders or similar relief with respect thereto as may be deemed appropriate.
Notwithstanding the foregoing, nothing in this Agreement is intended to restrict, prohibit, impede or interfere with the Participant providing information to, or from reporting possible violations of law or regulation to, any governmental agency or entity, from participating in investigations, testifying in proceedings regarding the Company’s past or future conduct, or from making other disclosures that are protected under state or federal law or regulation, engaging in any future activities protected under statutes administered by any government agency (including but not limited, to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General), or from receiving and retaining a monetary award from a government-administered whistleblower award program for providing information directly to a government-administered whistleblower award program.  The Participant does not need the prior authorization of the Company to make such reports or disclosures.  The Participant is not required to notify the Company that he or she has made any such reports or disclosures. The Company nonetheless asserts, and does not waive, its attorney-client privilege over any information appropriately protected by the privilege.
11.Remedies/Forfeiture.
11.1The Participant acknowledges that a violation or attempted violation on the Participant’s part of Sections 8 and/or 9 will cause irreparable damage to the Company and its Affiliates, and the Participant therefore agrees that the Company and its Affiliates shall be entitled as a matter of right to an injunction, out of any court of competent jurisdiction, restraining any violation or further violation of such promises by the Participant or the Participant’s employees, partners or agents. The

Participant agrees that such right to an injunction is cumulative, in addition to whatever other remedies the Company (including any Affiliate) may have under law or equity and to the Participant’s obligations to make timely payment to the Company as set forth in Section 10.2 of this Agreement. The Participant further acknowledges and agrees that the Participant’s PRSUs shall be cancelled and forfeited without payment by the Company if the Participant breaches any of his obligations set forth in Sections 8 and 9 herein.
11.2At any point after becoming aware of a breach of any obligation set forth in Sections 8 and 9 of this Agreement, the Company shall provide notice of such breach to the Participant. By agreeing to receive the PRSUs pursuant to this Agreement, the Participant agrees that within ten (10) days after the date the Company provides such notice, the Participant shall pay to the Company in cash an amount equal in value to any and all distributions paid to or on behalf of such Participant under this Agreement after the date that was six (6) months prior to the date of the earliest breach. The Participant agrees that failure to make such timely payment to the Company constitutes an independent and material breach of the terms and conditions of this Agreement, for which the Company may seek recovery of the unpaid amount as liquidated damages, in addition to all other rights and remedies the Company may have resulting from the Participant’s breach of the obligations set forth in Sections 8 and/or 9. The Participant agrees that timely payment to the Company as set forth in this provision of this Agreement is reasonable and necessary because the compensatory damages that will result from breaches of Sections 8 and/or 9 cannot readily be ascertained. Further, the Participant agrees that timely payment to the Company as set forth in this provision of this Agreement is not a penalty, and it does not preclude the Company from seeking all other remedies that may be available to the Company, including without limitation those set forth in this Section 10.
12.Assignment/Nonassignment.
12.1The Company shall have the right to assign this Agreement, including without limitation Sections 8 and/or 9, and the Participant agrees to remain obligated by all provisions of this Agreement that are assigned to any successor, assign or surviving entity. Any successor to the Company is an intended third party beneficiary of this Agreement.
12.2The PRSUs shall not be sold, pledged, assigned, hypothecated, transferred or disposed of (a “Transfer”) in any manner, other than by will or the laws of descent and distribution. Any attempt by the Participant to Transfer the PRSUs in violation of the terms of this Agreement shall render the PRSUs null and void, and result in the immediate forfeiture of such PRSUs, without payment by the Company.
13.Impact on Benefit Plans. Payments under this Agreement shall not be considered as earnings for purposes of the Company’s and/or Affiliate’s qualified retirement plans or any other retirement or benefit plan unless specifically provided for therein. Nothing herein shall prevent the Company or any Affiliate from maintaining additional compensation plans and arrangements for its employees.
14.Successors; Changes in Stock. The obligation of the Company under this Agreement shall be binding upon the successors and assigns of the Company. If a dividend or other distribution shall be declared upon the Company’s common stock payable in Shares, the target number of PRSUs shall be adjusted by adding thereto the number of PRSUs which would have been distributable thereon if such shares and PRSUs had been actual Shares and outstanding on the date fixed for determining the shareholders entitled to receive such stock dividend or distribution. In the event of any spin-off, split-off or split-up, dividend in property other than cash, recapitalization or other change in the capital structure of the Company, or any merger, consolidation, reorganization, partial or complete liquidation or other distribution of assets (other than a normal cash dividend), or any other corporate transaction or event having an effect similar to any of the foregoing, or extraordinary distribution to shareholders of the Company’s common stock, the PRSUs and the Performance Goals shall be appropriately adjusted to prevent dilution or enlargement of the rights of Participants which would otherwise result from any such transaction, provided such adjustment shall be consistent with Section 409A of the Code.
In the case of a Change in Control, any obligation under this Agreement shall be handled in accordance with the terms of Section 4 hereof. In any case not constituting a Change in Control in which the Company’s common stock is changed into or becomes exchangeable for a different number or kind of shares of stock or other securities of the Company or another corporation, or cash or other property, whether through reorganization, reclassification, recapitalization, stock split-up, combination of shares, merger or consolidation, then (i) the value of the PRSUs constituting the Award shall be calculated based on the closing price per share of such common stock on the closing date of the transaction on the principal market on which such common stock is traded, (ii) there shall be substituted for each PRSU constituting the Award, the number and kind of shares of stock or other securities (or cash or other property) into which each outstanding Share shall be so changed or for which each such Share shall be exchangeable, and (iii) the Share on which the Performance Goals are based shall be appropriately and equitably adjusted, provided any such adjustments shall be consistent with Section 409A of the Code. In the case of any such adjustment, the PRSUs shall remain subject to the terms of the Agreement.
15.Governing Law, Jurisdiction, and Venue.
15.1This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law.
15.2The Participant hereby irrevocably submits to the personal and exclusive jurisdiction of the United States District Court for the Western District of Pennsylvania or the Court of Common Pleas of Allegheny County, Pennsylvania in any action or proceeding arising out of, or relating to, this Agreement (whether such action or proceeding arises under contract, tort, equity or otherwise). The Participant hereby irrevocably waives any objection which the Participant now or hereafter may have to the laying of venue or personal jurisdiction of any such action or proceeding brought in said courts.
15.3Jurisdiction over, and venue of, any such action or proceeding shall be exclusively vested in the United States District Court for the Western District of Pennsylvania or the Court of Common Pleas of Allegheny County, Pennsylvania.
15.4Provided that the Company commences any such action or proceeding in the courts identified in Section 14.3, the Participant irrevocably waives the Participant’s right to object to or challenge the above selected forum on the basis of inconvenience or unfairness under 28 U.S.C. § 1404, 42 Pa. C.S. § 5322 or similar state or federal statutes. The Participant agrees to reimburse the Company for all of the attorneys’ fees and costs it incurs to oppose the Participant’s efforts to challenge or object to litigation proceeding in the courts identified in Section 14.3 with respect to actions arising out of or relating to this Agreement (whether such actions arise under contract, tort, equity or otherwise).
16.Failure to Enforce Not a Waiver. The failure of the Company to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

17.Severability. In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
18.Funding. This Agreement is not funded and all amounts payable hereunder, if any, shall be paid from the general assets of the Company or its Affiliate, as applicable. No provision contained in this Agreement or the Plan and no action taken pursuant to the provisions of this Agreement or the Plan shall create a trust of any kind or require the Company to maintain or set aside any specific funds to pay benefits hereunder. To the extent the Participant acquires a right to receive payments from the Company under this Agreement, such right shall be no greater than the right of any unsecured general creditor of the Company.
19.Headings. The descriptive headings of the Sections of this Agreement are inserted for convenience of reference only and shall not constitute a part of this Agreement.
20.Awards Subject to Plan. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.
21.Amendment or Termination of this Agreement. This Agreement may be modified, amended, suspended or terminated by the Committee at any time; provided, however, that no modification, amendment, suspension or termination of the Plan or this Agreement shall adversely affect the material rights of the Participant under this Agreement without the consent of such Participant. Notwithstanding the foregoing or any provision of this Agreement to the contrary, the Company may, in its sole discretion and without the Participant’s consent, modify or amend the terms of the Agreement or a PRSU award, or take any other action it deems necessary or advisable, to cause the Agreement to comply with Section 409A of the Code (or an exception thereto). Any modification, amendment, suspension or termination shall only be effective upon a writing issued by the Company, and the Participant shall not offer evidence of any purported oral modifications or amendments to vary or contradict the terms of this Agreement document.
22.Entire Agreement. Except as otherwise provided in this Agreement or in any other agreement between the Participant and the Company, this Agreement and the Plan are: (i) intended to be the final, complete, and exclusive statement of the terms of the agreement between the Participant and the Company with regard to the subject matter of this Agreement; (ii) supersede all other prior agreements, communications, and statements, whether written or oral, express or implied, pertaining to that subject matter; and (iii) may not be contradicted by evidence of any prior or contemporaneous statements or agreements, oral or written, and may not be explained or supplemented by evidence of consistent additional terms.
23.Clawback. The Participant acknowledges and agrees that the terms and conditions set forth in the CNX Resources Corporation Amended and Restated Executive Compensation Clawback Policy (as may be amended and restated from time to time, the “Clawback Policy”) are incorporated in this Agreement by reference. To the extent the Clawback Policy is applicable to the Participant, it creates additional rights for the Company with respect to certain Awards and other applicable compensation, including, without limitation, annual cash incentive compensation awards granted to the Participant under the CNX Resources Corporation Executive Annual Incentive Plan (as Amended and Restated), or any successor plan. Notwithstanding any provisions in this Agreement to the contrary, certain Awards granted under the Plan and such other applicable compensation, including, without limitation, annual cash incentive compensation, will be subject to potential mandatory cancellation, forfeiture and/or repayment by the Participant to the Company to the extent the Participant is, or in the future becomes, subject to (a) any Company clawback or recoupment policy, including the Clawback Policy, and any other policies that are adopted to comply with the requirements of any applicable laws, rules, regulations, stock exchange listing standards or otherwise, or (b) any applicable laws that impose mandatory clawback or recoupment requirements under the circumstances set forth in such laws, including as required by the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or other applicable laws, rules, regulations or stock exchange listing standards, as may be in effect from time to time, and which may operate to create additional rights for the Company with respect to awards and the recovery of amounts relating thereto. By accepting an Award under the Plan and pursuant to this Agreement, the Participant consents to be bound by the terms of the Clawback Policy, if applicable, and agrees and acknowledges that the Participant is obligated to cooperate with, and provide any and all assistance necessary to, the Company in its efforts to recover or recoup an Award, any gains or earnings related to an Award, or any other applicable compensation, including, without limitation, annual cash incentive compensation, that is subject to clawback or recoupment pursuant to such laws, rules, regulations, stock exchange listing standards or Company policy. Such cooperation and assistance shall include, but is not limited to, executing, completing and submitting any documentation necessary to facilitate the recovery or recoupment by the Company from the Participant of any such amounts, including from the Participant’s accounts or from any other compensation, to the extent permissible under Section 409A of the Code.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement on the day and year indicated below. This Agreement may be executed in more than one counterpart, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

PARTICIPANT

Dated:
                            Nicholas J. DeIuliis

CNX RESOURCES CORPORATION

                            William N. Thorndike, Jr.
                            CNX Resources – Board of Directors - Chair

Exhibit A

Participant:         Nicholas DeIuliis

Grant Date:        [____]

Total PRSUs (Target):    [____]

Applicable Performance Period: Year 1 PRSUs—January 1, [____] through December 31, [____]
            Year 2 PRSUs—January 1, [____] through December 31, [____]
            Year 3 PRSUs—January 1, [____] through December 31, [____]